Exhibit 5.2

ADVOCATEN ● NOTARISSEN ● BELASTINGADVISEURS

P.O. Box 1110 3000 BC Rotterdam Weena 800 3014 DA Rotterdam T +31 10 22 40 000 F +31 10 41 48 444	Rotterdam, December 1, 2016 Mylan N.V. Building 4 Trident Place, Mosquito Way Hatfield, Hertfordshire AL10 9UL, England

Ladies and Gentlemen:

Re: Exchange Offers

This opinion letter is rendered to you at your request in connection with the Exchange Offers.

We have acted as legal counsel as to Netherlands law to you in connection with the Exchange Offers. This opinion letter is rendered to you in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. It may only be relied upon in connection with the Exchange Offers. It does not purport to address all matters of Netherlands law that may be of relevance with respect to the Exchange Offers. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents, or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.

Amsterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.‘s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

Brussels
London
Luxemburg
New York
Rotterdam

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of each of the Opinion Documents and Corporate Documents and we have assumed that the Opinion Documents have been, and that the obligations under the Exchange Notes will be, entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have reviewed the Opinion Documents with a view to Netherlands law, but we have not otherwise been involved in structuring, drafting or negotiating the Opinion Documents.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Opinion Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. Our willingness to render this opinion letter is based on the condition that each person relying on this opinion letter accepts and agrees that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned, and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	each of the Deed of Incorporation and the Deed of Conversion is a valid notarial deed;

c.	the Articles of Association of the Netherlands Company are its articles of association currently in force. The Extract supports this assumption;

d.	the Board Resolutions, the Board Resolutions II, the Board Rules and the Finance Committee Charter are in full force and effect and have been in full force and effect and have been in full force and effect at all relevant times;

e.	the factual statements made in the Board Resolutions, the Board Resolutions II, the Finance Committee Resolutions and the Certificates, and the confirmations given in the Certificates, are complete and correct;

f.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Netherlands Company;

g.	none of the members of the Board or the Finance Committee has or had a direct or indirect personal interest which conflicts with the interest of the Netherlands Company or its business in entering into the Opinion Documents or the obligations under the Exchange Notes;

h.	the Powers of Attorney (i) are in full force and effect and (ii) under any applicable law other than Netherlands law, validly authorize the person or persons purported to be granted power of attorney thereunder to represent and bind the Netherlands Company with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents and in relation to the Certificates, as applicable;

i.	the Initial Notes have been issued in accordance with the Board Resolutions II and the Finance Committee Resolutions;

j.	the Exchange Notes will be issued pursuant to and in accordance with the Opinion Documents; and

k.	the above assumptions were true and accurate at all relevant times;

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Netherlands Company is validly existing as a naamloze vennootschap.

Corporate Power

2.	The Netherlands Company has the corporate power to enter into the Opinion Documents and its obligations under the Exchange Notes, and to perform its obligations under the Opinion Documents and the Exchange Notes.

Corporate Action

3.	The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Opinion Documents and its obligations under the Exchange Notes, and in connection with performing its obligations under the Opinion Documents and the Exchange Notes.

Valid Signing

4.	Each of the Opinion Documents has been validly signed on behalf of the Netherlands Company.

The opinions expressed above are subject to the following qualifications:

A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Exchange Notes or the Opinion Documents under the applicable law and the obligations of the parties to the Exchange Notes or the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	Opinion 1 (Corporate Status) must not be read to imply that the Netherlands Company cannot be dissolved (ontbonden). A company such as the Netherlands Company may be dissolved, inter alia by the competent court at the request of the company’s board of managing directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

C.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

D.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E.	The opinions expressed in this opinion letter may be limited or affected by any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Prospectuses under the caption “Legal Matters”. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF

DEFINITIONS

“Articles of Association”	the articles of association of the Netherlands Company as they read after the execution of a deed of amendment dated February 27, 2015, which, according to the Extract, was the last amendment to the Netherlands Company’s articles of association

“Board”	the board (raad van bestuur) of the Netherlands Company

“Board Resolutions”	i.	the resolutions reflected in the copy of the minutes of the meeting of the Board of the Netherlands Company (at that time named New Moon B.V.) held on February 9, 2015;

	ii.	the resolutions reflected in the draft provided to us of the minutes (including Annex A) of the meeting of the Board held on July 27, 2016

“Board Resolutions II”	i.	the resolutions reflected in the copy of the minutes (including Annex A) of the meeting of the Board held on January 8, 2016;

	ii.	the resolutions reflected in the copy of the minutes (including Annex A) of the meeting of the Board held on February 5, 2016

“Board Rules”	the internal rules of the Board, adopted on February 9, 2015 with effect from February 27, 2015

“Certificates”	i.	the assistant secretary’s certificate – general in connection with this opinion letter; and

	ii.	the assistant secretary’s certificate – confirmations in connection with this opinion letter,

each dated December 1, 2016, and signed by Bradley Wideman as Assistant Secretary of the Netherlands Company pursuant to a power of attorney granted by the Board in the Board Resolutions

“Commercial Register”	the Netherlands Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit B

“Deed of Conversion”	the deed of conversion (akte van omzetting) of the Netherlands Company (at that time named New Moon B.V.), dated February 27, 2015

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company (at that time named New Moon B.V.), dated July 7, 2014

“Exchange Notes”	i.	the Exchange Notes, as defined in the indenture referred to under i. in the definition of Indentures, i.e. the 3.000% Senior Notes due 2018 and 3.750% Senior Notes due 2020 to be issued by the Netherlands Company and to be registered under the United States Securities Act of 1933; and

	ii.	the Exchange Notes, as defined in the indenture referred to under ii. in the definition of Indentures, i.e. the 2.500% Senior Notes due 2019, 3.150% Senior Notes due 2021, 3.950% Senior Notes due 2026 and 5.250% Senior Notes due 2046 to be issued by the Netherlands Company and to be registered under the United States Securities Act of 1933

“Exchange Offers”	i.	the offer by the Netherlands Company to exchange the Initial Notes for the Exchange Notes, each as referred to under i. in its respective definition; and

	ii.	the offer by the Netherlands Company to exchange the Initial Notes for the Exchange Notes, each as referred to under ii. in its respective definition,

each offer as further described in the relevant Opinion Documents

“Exhibit”	an exhibit to this opinion letter

“Extract”	in relation to the Netherlands Company, an extract from the Commercial Register, dated December 1, 2016

“Finance Committee”	the Finance Committee established by the Board

“Finance Committee Charter”	the Finance Committee Charter adopted and approved pursuant to the Board Resolutions setting out the purpose, responsibilities and powers of the Finance Committee

“Finance Committee Resolutions”	the resolutions reflected in the copy of the minutes (including Annex A) of the meeting of the Finance Committee held on July 31, 2015

“Indentures”	i.	the indenture, dated as of December 9, 2015, entered into among the Netherlands Company as Company, Mylan Inc. as Guarantor and The Bank of New York Mellon as Trustee (each as defined therein); and

	ii.	the indenture, dated as of June 9, 2016, entered into among the Netherlands Company as Company, Mylan Inc. as Guarantor and The Bank of New York Mellon as Trustee (each as defined therein)

“Initial Notes”	i.	the Initial Notes, as defined in the indenture referred to under i. in the definition of Indentures, i.e. the 3.000% Senior Notes due 2018 and 3.750% Senior Notes due 2020 issued by the Netherlands Company; and

	ii.	the Initial Notes, as defined in the indenture referred to under ii. in the definition of Indentures, i.e. the 2.500% Senior Notes due 2019, 3.150% Senior Notes due 2021, 3.950% Senior Notes due 2026 and 5.250% Senior Notes due 2046 issued by the Netherlands Company

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Netherlands Company”	Mylan N.V., a naamloze vennootschap, registered with the Commercial Register under number 61036137

“Opinion Documents”	i.	the Indentures;

	ii.	the Registration Rights Agreements; and

	iii.	the Registration Statement

“Power of Attorney”	i.	the powers of attorney as contained in the Board Resolutions II and the Finance Committee Resolutions, granted by the Board and the Finance Committee, respectively, to inter alios:

		a.	the Treasurer (as referred to therein) of the Netherlands Company, being, pursuant to the appointment under the Board Resolutions referred to under i. in the definition of Board Resolutions, Colleen Ostrowski, in respect of the entering into the transactions contemplated by the Opinion Documents;

		b.	the Chief Financial Officer (as referred to therein) of the Netherlands Company, being, pursuant to the appointment approved, ratified and confirmed in the Board Resolutions referred to under ii. in the definition of Board Resolutions, Kenneth Parks, in respect of the entering into the transactions contemplated by the Opinion Documents;

	ii.	the power of attorney referred to in the definition of Certificates

“Prospectuses”	i.	the preliminary prospectus, dated December 1, 2016, relating to the Exchange Notes referred to under i. in the definition of Exchange Notes; and

	ii.	the preliminary prospectus, dated December 1, 2016, relating to the Exchange Notes referred to under ii. in the definition of Exchange Notes

“Registration Rights Agreements”	i.	the registration rights agreement, dated December 9, 2015, entered into among the Netherlands Company as Company, Mylan Inc. as Initial Guarantor, and confirmed and accepted by Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Mitsubishi UFJ Securities (USA), Inc., for themselves and on behalf of the several Initial Purchasers (each as defined therein); and

	ii.	the registration rights agreement, dated June 9, 2016, entered into among the Netherlands Company as Company, Mylan Inc. as Initial Guarantor, and confirmed and accepted by Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for themselves and on behalf of the several Initial Purchasers (each as defined therein)

“Registration Statement”	the registration statement on Form S-4, dated December 1, to be filed by the Netherlands Company with the United States Securities and Exchange Commission in connection with the Exchange Offers, including the Prospectuses

EXHIBIT B

LIST OF

CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion;

3.	the Articles of Association;

4.	the Extract;

5.	the Board Resolutions;

6.	the Board Resolutions II;

7.	the Board Rules;

8.	the Finance Committee Charter;

9.	the Finance Committee Resolutions; and

10.	the Certificates.